Exhibit 99.1

Signet Jewelers Reports Second Quarter Fiscal 2019 Financial Results

HAMILTON, Bermuda--(BUSINESS WIRE)--August 30, 2018--Signet Jewelers Limited (“Signet”) (NYSE:SIG), the world's largest retailer of diamond jewelry, today announced its results for the 13 weeks ended August 4, 2018 (“second quarter Fiscal 2019”).

Summary:

  Same store sales ("SSS") up 1.7% versus prior year quarter1
  GAAP diluted earnings per share ("EPS") of $(0.56), including a ($1.08) combined impact of a loss recognized upon completion of the sale of non-prime receivables, restructuring charges and associated tax benefits
  Non-GAAP diluted EPS of $0.522
  Completed non-prime credit outsourcing transaction, receiving $445.5 million in proceeds
  Repurchased $485 million in shares year to date, representing 14.6% of outstanding shares
  Raising Fiscal 2019 guidance to same store sales of down 1.5% to flat, total sales of $6.2 billion-$6.3 billion
  Raising Fiscal 2019 GAAP EPS guidance to $(7.47)-$(7.09) and non-GAAP EPS guidance to $4.05-$4.40

	Fiscal Q2'19[1]	Fiscal Q2'18[3]	YTD Fiscal 2019[1]	YTD Fiscal 2018[3]
Revenue ($ in millions)	$1,420.1	$1,399.6	$2,900.7	$2,803.0
Same store sales % change[4]	1.7%	1.4%	0.7%	(5.5)%
GAAP
Operating income (loss) as % of sales	(4.1)%	9.7%	(21.8)%	9.0%
GAAP Diluted EPS	$(0.56)	$1.33	$(9.27)	$2.36
Non-GAAP(2)
Operating income as % of sales	3.4%	9.7%	2.5%	9.0%
Non-GAAP Diluted EPS	$0.52	$1.33	$0.60	$2.36
(1)	Fiscal Q2'19 and year to date Fiscal 2019 same store sales % change calculated by aligning weeks in the quarter to same weeks in prior year.
(2)	See non-GAAP reconciliation page.
(3)	Fiscal Q2'18 and year to date Fiscal 2018 numbers are as reported with Q2'18 same store sales % change based on Fiscal 2018 calendar.
(4)	Same store sales includes physical store sales and eCommerce sales, which each incorporate the year over year growth of James Allen.

Virginia C. Drosos, Chief Executive Officer, commented, “While it is still early in our journey, we are encouraged by our improving year-to-date performance as we execute against our Path to Brilliance transformation plan. During the second quarter, we continued to see stabilization in same store sales, and we remain confident that we have the right strategies in place to continue to drive operational improvement over the long-term. To reflect our improved second quarter performance, we are modestly raising our revenue and earnings guidance for the year. For the fourth quarter, however, where a vast majority of our annual operating profit is generated, we are remaining appropriately cautious in our outlook as many of our Path to Brilliance initiatives are being launched later in the year.”

Drosos continued, “Another highlight of the second quarter was the completion of our transition to a fully outsourced credit structure. Our teams are now able to fully focus on optimizing performance within the new credit structure which will be critical to driving a successful holiday season. As a reminder, transaction proceeds from the full outsourcing of credit over the past year were $1.4 billion, which enabled the company to repurchase 25% of its outstanding shares.”

	Change from previous year
Second Quarter Fiscal 2019	Same store sales (1)	Non-same store sales, net	Total sales at constant exchange rate	Exchange translation impact	Total sales as reported	Total sales (in millions)
Kay	(2.1)%	(1.1)%	(3.2)%	na	(3.2)%	$546.0
Zales	7.1%	(3.6)%	3.5%	na	3.5%	$278.5
Jared	1.2%	(3.0)%	(1.8)%	na	(1.8)%	$271.2
Piercing Pagoda	11.5%	(3.0)%	8.5%	na	8.5%	$67.6
James Allen(2)	25.3%					$54.4
Peoples	0.2%	(5.0)%	(4.8)%	1.6%	(3.2)%	$47.7
Regional banners (3)	(10.5)%	(38.1)%	(48.6)%	0.2%	(48.4)%	$21.3
North America segment	2.1%	(0.2)%	1.9%	—%	1.9%	$1,286.7
H.Samuel	(3.8)%	(1.4)%	(5.2)%	2.6%	(2.6)%	$60.6
Ernest Jones	(1.1)%	—%	(1.1)%	2.8%	1.7%	$70.9
International segment	(2.4)%	(0.6)%	(3.0)%	2.7%	(0.3)%	$131.5
Other(4)						$1.9
Signet	1.7%	(0.6)%	1.1%	0.4%	1.5%	$1,420.1

(1)	The 53rd week in Fiscal 2018 has resulted in a shift in Fiscal 2019, as the fiscal year began a week later than the previous fiscal year. As such, same store sales for Fiscal 2019 are being calculated by aligning the weeks of the quarter to the same weeks in the prior year. Total reported sales continue to be calculated based on the reported fiscal periods.
(2)	Same store sales presented for James Allen to provide comparative performance measure.
(3)	Regional banners represents results for regional stores presented in the prior year as part of the former Sterling Jewelers and Zale Jewelry segments (including Gordon’s and Mappins).
(4)	Includes sales from Signet’s diamond sourcing initiative.

	Second quarter Fiscal 2019		Second quarter Fiscal 2018
GAAP Operating income/(loss) in millions	$	% of sales	$	% of sales
North America segment	$(4.2)	(0.3)%	$161.6	12.8%
International segment	(6.1)	(4.6)%	2.3	1.7%
Other	(47.8)	nm	(28.3)	nm
Total GAAP operating income / (loss)	$(58.1)	(4.1)%	$135.6	9.7%

	Second quarter Fiscal 2019		Second quarter Fiscal 2018
Non-GAAP Operating income/(loss) in millions	$	% of sales	$	% of sales
North America segment	$68.9	5.4%	$161.6	12.8%
International segment	(2.3)	(1.7)%	2.3	1.7%
Other	(18.0)	nm	(28.3)	nm
Total Non-GAAP operating income	$48.6	3.4%	$135.6	9.7%

Second Quarter 2019 Financial Highlights

Signet's total sales were $1.42 billion, up 1.5%, in the 13 weeks ended August 4, 2018 on a reported basis and up 1.1% on a constant currency basis. Total same store sales performance was 1.7% versus the prior year quarter, inclusive of a positive impact of 40 bps due to planned shifts in timing of promotions at Jared and a negative impact of approximately 160 bps due to transition issues related to the October 2017 credit outsourcing. Same store sales performance reflected the impact of initiatives to increase newness and refocus the product assortment, as well as incremental clearance sales to make room for new product. Incremental clearance had a positive impact on same store sales of 240 bps.

The increase in total sales of $20.5 million in the quarter was positively impacted by 1) same store sales performance; 2) the addition of James Allen (acquired in September 2017); 3) the application of new revenue recognition accounting standards; and 4) foreign exchange translation benefit. These factors were partially offset by the negative impact of a calendar shift due to the 53rd week in Fiscal 2018 and net store closures.

eCommerce sales in the second quarter including James Allen were $150.3 million, up 82.8% on a reported basis. James Allen sales were $54.4 million in the quarter, up 25.3% compared to the prior year quarter, and had a positive 80 bps impact on total company same store sales. eCommerce sales increased across all segments and accounted for 10.6% of second quarter sales, up from 5.9% of total sales in the prior year second quarter.

By operating segment:

North America

  Same store sales increased 2.1%, including the impact of initiatives across banners to increase newness and refocus the product assortment and James Allen sales growth which contributed 90 bps. Average transaction value ("ATV") increased 6.5% and the number of transactions declined (3.0)%. Incremental clearance sales positively impacted same store sales by approximately 270 bps, and a planned shift in timing of promotions at Jared contributed 40 bps. Same store sales were negatively impacted by approximately 175 bps, as a result of transition issues related to the October 2017 credit outsourcing.
  Same store sales increased at Zales by 7.1%, and Piercing Pagoda by 11.5%. Jared grew by 1.2%, including a positive impact of 195 bps due to a planned shift in the timing of promotions. Kay same store sales decreased (2.1)%.
  Bridal and fashion sales increased in the quarter, benefiting from a greater percentage of newness in the core product assortment and higher clearance sales. This increase was partially offset by declines in the Other product category driven by a strategic reduction of owned brand beads, as well as declines in other branded beads. Bridal performance was driven by strength in solitaires and the Enchanted Disney Fine Jewelry® collection partially offset by declines in the Ever Us® collection. Fashion performance was primarily driven by gold, particularly chains and bracelets, and diamond jewelry items.

International

  International same store sales decreased (2.4)%, with ATV increasing 6.3% and the number of transactions decreasing (7.8%).
  The same store sales decline was driven by lower sales in diamond jewelry and fashion watches, partially offset by higher sales in prestige watches.

Gross margin was $427.0 million, or 30.1% of sales, down 260 basis points. Gross margin was negatively impacted by $63.2 million, or 440 bps, due to restructuring charges related to an inventory charge. The charge relates to brands and collections that the Company is discontinuing as part of its transformation plan to increase newness across our categories. Excluding this charge, gross margin was $490.2 million or 34.5% of sales, up 180 basis points. Transformation cost savings related to direct sourcing, distribution and store occupancy offset sales deleverage and higher mix of clearance inventory sales. Additional factors impacting gross margin rate include 1) a positive 350 bps impact related to no longer recognizing bad debt expense and late charge income; 2) a negative 80 bps impact related to James Allen, which carries a lower gross margin rate; 3) a negative 60 bps impact related to the discontinuation of credit insurance; and 4) a negative 20 bps impact related to adopting new revenue recognition accounting standards.

SGA was $444.8 million, or 31.3% of sales, compared to $409.0 million, or 29.2% of sales in the prior year. SGA increased primarily due to 1) a $6 million increase in advertising expense; 2) a $6 million increase in store staff costs; and 3) a $9 million increase in incentive compensation expense. In addition, credit outsourcing costs of $32.6 million were partially offset by savings of $10.4 million related to in-house credit operations. Increases in SGA, including the impact of foreign exchange, were partially offset by transformation cost savings.

Other operating income was $3.2 million compared to $71.9 million in the prior year second quarter and includes a $3.2 million gain on the sale of an asset. The decrease is primarily due to the sale of the prime accounts receivable in the third quarter of Fiscal 2018, which resulted in less interest income earned from a reduced receivable portfolio.

In the second quarter, Signet's GAAP operating income/(loss) was $(58.1) million or (4.1)% of sales, compared to $135.6 million, or 9.7% of sales in the prior year second quarter. The operating income margin decline was driven by 1) $82.8 million in restructuring charges due to inventory charges, severance, professional fees and impairment of IT assets related to the Path to Brilliance transformation plan; 2) a $39 million impact from the credit outsourcing transaction due to the loss of finance charge income and credit outsourcing costs; 3) a $23.9 million loss related to marking the non-prime receivables at fair value; 4) the impact of the discontinuation of credit insurance; and 5) higher SGA expense. These declines were partially offset by transformation cost savings. Additionally, prior year results included a net benefit of $10.1 million related to a net gain on the prime credit transaction and certain one-time corporate and transaction costs.

Non-GAAP operating income was $48.6 million, or 3.4% of sales, compared to $135.6 million, or 9.7% of sales in prior year second quarter. Non-GAAP operating income excluded a $23.9 million loss on sale of non-prime receivables and $82.8 million in restructuring charges related to the Path to Brilliance transformation plan.

Income tax benefit was $44.0 million on a GAAP basis for an effective tax rate of 65.7%, compared to income tax expense of $28.7 million or an effective tax rate of 23.5% in the prior year second quarter. The current year GAAP effective tax rate was driven primarily by restructuring charges related to the transformation plan, a loss recognized in the U.S. associated with the write-down of the non-prime receivables held for sale, and pre-tax earnings mix by jurisdiction. On a non-GAAP basis, income tax expense was $2.6 million for an effective tax rate of 6.5%, driven by pre-tax earnings mix by jurisdiction.

GAAP EPS was $(0.56), including a $23.9 million loss on sale of non-prime receivables and a $82.8 million charge related to the Path to Brilliance transformation plan and associated tax benefits. Excluding these charges, EPS was $0.52 on a non-GAAP basis.

GAAP and non-GAAP EPS in the quarter is based on net income (loss) available to common shareholders as the preferred shares are anti-dilutive and excluded from the ending share count due to the level of second quarter net income.

Balance Sheet and Statement of Cash Flows

Net cash provided by operating activities was $452.6 million year to date and free cash flow was $396.5 million, including $445.5 million in proceeds from the sale of the non-prime receivables. Excluding these proceeds, adjusted free cash flow was $(49.0) million. Cash and cash equivalents were $134.1 million, compared to $119.1 million at the prior year quarter-end.

Net accounts receivable, including accounts receivable held for sale, were $11.1 million as of August 4, 2018, compared to $1.7 billion at the prior year quarter-end. The decrease in receivables is primarily driven by the sale of the prime and non-prime portfolios.

Net inventories were $2.4 billion, up 3.6% compared to $2.3 billion at the prior year quarter-end and up 3.7% compared to $2.3 billion at year end Fiscal 2018, inclusive of the $63.2 million inventory reserve. The increase in inventory versus year-end Fiscal 2018 was primarily due to investments in new merchandise related to bridal initiatives across store banners which began to positively impact sales in the quarter.

Short-term debt was $111.4 million, a decrease of $828 million, compared to $939.4 million in the prior year quarter end. Prior year short-term debt included a $600 million ABS facility that was repaid in the third quarter of Fiscal 2018 and $303 million in borrowings on the revolver. Current year quarter short-term debt includes $71 million of revolver borrowings. Long-term debt was $671.1 million, down $34.2 million, compared to $705.3 million in the prior year quarter end.

In the second quarter, Signet deployed cash of $425 million to repurchase outstanding common stock, or 7.3 million shares, at an average cost of $58.26 per share. Fiscal year to date, Signet has repurchased 8.8 million shares at an average cost per share of $55.06 or $485 million. As of August 4, 2018, there was $165.6 million remaining under Signet’s share repurchase authorization.

Signet Path to Brilliance Expected Savings and Restructuring Costs

In March of 2018, the Company announced a three-year Signet Path to Brilliance transformation plan to reposition the Company to be a share gaining, OmniChannel jewelry category leader. The Company continues to expect its transformation plan to deliver $200 million - $225 million of net cost savings over the next three fiscal years. The Company's estimates for pre-tax charges over the next three fiscal years is a range of $170 million - $190 million, of which $80 million - $95 million are expected to be cash charges.

In Fiscal 2019, the Company continues to expect net costs savings of $85 million - $100 million, with further incremental net cost savings of $115 million - $125 million by the end of the three-year program. The majority of the Fiscal 2019 savings are expected to be realized in the second half of the fiscal year with approximately one third achieved year to date. In Fiscal 2019, the Company's preliminary estimates for pre-tax charges related to cost reduction activities and inventory charges ranges from $125 million - $135 million, of which $40 million - $45 million are expected to be cash charges.

Non-Prime Credit Outsourcing Update

On June 29, 2018, Signet completed the final phase of its strategic outsourcing of credit through the sale of its existing non-prime receivables and implementation of a forward flow purchase arrangement for future non-prime receivables with funds managed by CarVal Investors and Castlelake, L.P.

Signet received $445.5 million in cash proceeds from the sale of existing non-prime receivables, excluding transaction costs, net of a 5 percent holdback. The holdback may be paid out at the end of two years depending on the performance of such receivables in that period. The Company used the proceeds, along with cash on hand, to repurchase $485 million in shares.

During the second quarter, Signet recognized a loss of $23.9 million, including transaction costs, to adjust its remaining receivable portfolio to fair value through the closing date of June 29th, at which time receivable balances were transferred to the purchasers for the aforementioned cash consideration.

Fiscal 2019 Financial Guidance

Fiscal 2019	Current Guidance	Prior Guidance
Same store sales (excludes impact of revenue recognition changes)	down 1.5% to flat	down low to mid-single digit %
Total sales	$6.2 billion to $6.3 billion	$5.9 billion to $6.1 billion
GAAP diluted EPS	$(7.47) - $(7.09)	$(7.90) - $(7.30)
Non-GAAP diluted EPS	$4.05 - $4.40	$3.75 - $4.25

Weighted average common shares - basic	55 million	54 million to 55 million
Weighted average common shares - diluted	62 million	61 million to 62 million
Capital expenditures	$165 million to $185 million	$165 million to $185 million
Net selling square footage	-4.0% to -5.0%	-4.0% to -5.0%

The above current Fiscal 2019 GAAP guidance reflects the following assumptions:

  Impact of previously closed stores, which had annual sales of $150 million in Fiscal 2018
  Application of new revenue recognition accounting standard results in an increase to sales revenue of approximately $100 million for amounts previously reflected as an offset to operating expenses. No impact to operating income will result as this is a reclassification only. Prior year will not be adjusted for comparative purposes
  Company plans to close more than 200 stores in Fiscal 2019 and open 35 - 40 stores for a net selling square footage decline of approximately 4.0% to 5.0%
  Transformation program net savings goal of $85 million - $100 million, with the majority expected to be realized in the second half of the fiscal year. Approximately one-third of the savings goal was achieved year to date
  Operating profit impact of negative $134 million - $141 million due to the outsourcing of prime and non-prime accounts receivable
  One-time pre-tax charges of $125 million - $135 million related to the transformation plan
  Pre-tax charge associated with the credit transaction of $167 million
  Capital expenditures driven largely by Kay off-mall stores, store remodeling and IT initiatives
  As a result of the impairment charges, the loss associated with the sale of the non-prime receivables, inclusive of the servicing fee and related transaction costs, and restructuring charges Signet will likely realize a tax benefit for purposes of calculating GAAP EPS. This tax benefit is expected to range from $95 million - $115 million
  Interest expense of approximately $40 million
  Share repurchases of $485 million completed in the first half of Fiscal 2019
  For purposes of calculating both GAAP and non-GAAP EPS, the Company expects to apply a share count that excludes the preferred shares for the first, second and third quarters and the full year, and a share count including the preferred shares for the fourth quarter

Non-GAAP EPS guidance of $4.05 - $4.40 excludes one-time restructuring charges associated with the transformation plan, the loss associated with the sale of the non-prime receivables and the goodwill and intangible impairment charge. Non-GAAP EPS is computed using a normalized tax rate of 8% - 10%. The revaluation of deferred taxes associated with the United States tax reform may result in discrete adjustments within subsequent quarters which are excluded from the calculation of non-GAAP EPS in Fiscal 2019.

Third Quarter Fiscal 2019 Financial Guidance:

Third Quarter Fiscal 2019
Same store sales (excludes impact of revenue recognition changes)	down 1.5% to flat
Total sales	$1.15 billion to $1.17 billion
GAAP diluted EPS	$(0.81) - $(0.70)
Non-GAAP diluted EPS	$(1.23) - $(1.08)

Weighted average common shares - basic	51.5 million

The above third quarter Fiscal 2019 GAAP guidance reflects the following assumptions:

  Impact of previously closed stores, which had annual sales of $28 million in the third quarter of Fiscal 2018
  Application of new revenue recognition accounting standard results in an increase to sales revenue of approximately $22 million for amounts previously reflected as an offset to operating expenses. No impact to operating income will result as this is a reclassification only. Prior year will not be adjusted for comparative purposes
  Calendar realignment will have a negative impact on total third quarter revenue dollars by approximately $10 million but has no impact on same store sales.
  An unfavorable operating profit impact of approximately $40 million to $45 million as compared to the third quarter of Fiscal 2018 related to the credit outsourcing. This impact includes: 1) no finance or late charge income; 2) no bad debt expense; and 3) credit outsourcing expenses partially offset by the savings related to in-house credit operations
  Restructuring charges of approximately $5 million related to Signet Path to Brilliance restructuring program
  GAAP and non-GAAP EPS guidance is calculated by subtracting the preferred dividend from net income and applying basic share count

Non-GAAP EPS loss guidance of ($1.23) - ($1.08) excludes one-time restructuring charges associated with the transformation. Non-GAAP EPS is computed using a normalized tax rate of 8% - 10%. The revaluation of deferred taxes associated with the United States tax reform may result in discrete adjustments within subsequent quarters which are excluded from the calculation of non-GAAP EPS in Fiscal 2019.

Quarterly Dividend:

Signet's Board of Directors declared a quarterly cash dividend of $0.37 per share for the third quarter of Fiscal 2019, payable on November 30, 2018 to shareholders of record on November 2, 2018, with an ex-dividend date of November 1, 2018.

Conference Call:

A conference call is scheduled today at 8:30 a.m. ET and a simultaneous audio webcast is available at www.signetjewelers.com. The call details are:

Toll Free Dial-in: 866-393-4306
International Dial-in: +1 734-385-2616
Access code: 2078588

A replay and transcript of the call will be posted on Signet's website as soon as they are available and will be accessible for one year.

About Signet and Safe Harbor Statement:

Signet Jewelers Limited is the world's largest retailer of diamond jewelry. Signet operates nearly 3,500 stores primarily under the name brands of Kay Jewelers, Zales, Jared The Galleria Of Jewelry, H.Samuel, Ernest Jones, Peoples, Piercing Pagoda, and JamesAllen.com. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.hsamuel.co.uk, www.ernestjones.co.uk, www.peoplesjewellers.com, www.pagoda.com, and www.jamesallen.com. This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management’s beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this document and include statements regarding, among other things, Signet’s results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “target,” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including but not limited to, our ability to implement Signet's transformation initiative, the effect of federal tax reform and adjustments relating to such impact on the completion of our quarterly and year-end financial statements, changes in interpretation or assumptions, and/or updated regulatory guidance regarding the U.S. tax reform, the benefits and outsourcing of the credit portfolio sale including technology disruptions, future financial results and operating results, the impact of weather-related incidents on Signet’s business, the benefits and integration of R2Net, general economic conditions, potential regulatory changes or other developments following the United Kingdom’s announced intention to negotiate a formal exit from the European Union, a decline in consumer spending, the merchandising, pricing and inventory policies followed by Signet, the reputation of Signet and its banners, the level of competition in the jewelry sector, the cost and availability of diamonds, gold and other precious metals, regulations relating to customer credit, seasonality of Signet’s business, financial market risks, deterioration in customers’ financial condition, exchange rate fluctuations, changes in Signet’s credit rating, changes in consumer attitudes regarding jewelry, management of social, ethical and environmental risks, the development and maintenance of Signet’s omni-channel retailing, security breaches and other disruptions to Signet’s information technology infrastructure and databases, inadequacy in and disruptions to internal controls and systems, changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions, risks related to Signet being a Bermuda corporation, the impact of the acquisition of Zale Corporation on relationships, including with employees, suppliers, customers and competitors, an adverse decision in legal or regulatory proceedings, deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences, including tax consequences related thereto, especially in view of the Company’s recent market valuation and our ability to successfully integrate Zale Corporation’s operations and to realize synergies from the transaction.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statement, see the "Risk Factors" section of Signet's Fiscal 2018 Annual Report on Form 10-K filed with the SEC on April 2, 2018 and quarterly reports on Form 10-Q filed with the SEC. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

GAAP to Non-GAAP Reconciliations

The following information provides reconciliations of the most comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”) to presented non-GAAP financial measures. The company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating historical trends and current period performance. For these reasons, internal management reporting also includes non-GAAP measures. Items may be excluded from GAAP financial measures when the company believes this provides greater clarity to management and investors.

These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for the GAAP financial measures presented in this earnings release and the Company’s financial statements and other publicly filed reports. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

In discussing financial results, the Company refers to free cash flow which is not in accordance with GAAP and is defined as the net cash provided by operating activities less purchases of property, plant and equipment. Management considers adjusted free cash flow, defined as free cash flow excluding proceeds from the sale of the non-prime receivables, as helpful in understanding how the business is generating cash from its operating and investing activities that can be used to meet the financing needs of the business. Adjusted free cash flow is an indicator used by management frequently in evaluating its overall liquidity and determining appropriate capital allocation strategies. Free cash flow and adjusted free cash flow do not represent the residual cash flow available for discretionary expenditure.

			26 weeks ended
(in millions)			August 4, 2018	July 29, 2017
Net cash provided by operating activities			$452.6	$409.8
Purchase of property, plant and equipment			(56.1)	(105.7)
Free cash flow			$396.5	$304.1

			26 weeks ended
(in millions)			August 4, 2018	July 29, 2017
Free cash flow			$396.5	$304.1
Proceeds from sale of non-prime receivables			(445.5)	—
Adjusted free cash flow			$(49.0)	$304.1

	13 weeks ended		26 weeks ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Gross margin	$427.0	$457.9	$911.8	$949.1
Restructuring charges - cost of sales	63.2	—	63.2	—
Non-GAAP gross margin	$490.2	$457.9	$975.0	$949.1

	13 weeks ended		26 weeks ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Total GAAP operating income/ (loss)	$(58.1)	$135.6	$(632.3)	$250.9
Charges related to transformation plan	82.8	—	89.3	—
Loss related to goodwill and intangible impairment	—	—	448.7	—
Loss related to sale of non-prime receivables	23.9	—	167.0	—
Total non-GAAP operating income	$48.6	$135.6	$72.7	$250.9

	13 weeks ended		26 weeks ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
North America segment GAAP operating income / (loss)	$(4.2)	$161.6	$(541.5)	$296.4
Charges related to transformation plan	53.7	—	53.7	—
Loss related to goodwill and intangible impairment	—	—	448.7	—
Loss related to sale of non-prime receivables	19.4	—	160.4	—
North America segment non-GAAP operating income	$68.9	$161.6	$121.3	$296.4

	13 weeks ended		26 weeks ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
International segment GAAP operating income / (loss)	$(6.1)	$2.3	$(13.7)	$(0.2)
Charges related to transformation plan	3.8	—	3.8	—
International segment non-GAAP operating income	$(2.3)	$2.3	$(9.9)	$(0.2)

	13 weeks ended		26 weeks ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Other segment GAAP operating income / (loss)	$(47.8)	$(28.3)	$(77.1)	$(45.3)
Charges related to transformation plan	25.3	—	31.8	—
Loss related to sale of non-prime receivables	4.5	—	6.6	—
Other segment non-GAAP operating income	$(18.0)	$(28.3)	$(38.7)	$(45.3)

	13 weeks ended
	August 4, 2018	July 29, 2017
GAAP effective tax rate	65.7%	23.5%
Charges related to transformation plan	(24.1)%	—
Loss related to sale of non-prime receivables	(23.2)%	—
GAAP quarterly impact of annual tax benefit[1]	(11.9)%	—
Non-GAAP effective tax rate	6.5%	23.5%

	13 weeks ended
	August 4, 2018	July 29, 2017
GAAP Diluted EPS	$(0.56)	$1.33
Charges related to transformation plan[1]	1.14	—
Loss related to sale of non-prime receivables[1]	0.10	—
GAAP quarterly impact of annual tax benefit[1]	(0.16)	—
	$0.52	$1.33

			Fiscal Q3'19 Guidance Low End	Fiscal Q3'19 Guidance High End
Q3 GAAP Diluted EPS			$(0.81)	$(0.70)
Charges related to transformation plan[1]			0.08	0.08
GAAP quarterly impact of annual tax benefit[1]			(0.50)	(0.46)
Q3 Non-GAAP Diluted EPS			$(1.23)	$(1.08)

			Fiscal 2019 Guidance Low End	Fiscal 2019 Guidance High End
2019 GAAP Diluted EPS			$(7.47)	$(7.09)
Charges related to transformation plan[1]			1.86	1.85
Loss related to goodwill and intangible impairment[1]			7.60	7.59
Loss related to sale of non-prime receivables[1]			2.06	2.05
2019 Non-GAAP Diluted EPS			$4.05	$4.40

1Reconciliation of GAAP and non-GAAP charges and losses includes related tax impact.

Additional Information Regarding Credit Outsourcing

From a financial perspective, Signet received nearly $1.4 billion due to the combined sale of its prime and non-prime receivables portfolios. While the outsourcing of our credit portfolio lowers our operating profit, it also lowers share count and interest expense as proceeds from the sale transactions have been used to pay down debt and repurchase shares. Additionally, the transactions result in lower working capital requirements going forward as Signet has no need for funding accounts receivable for future sales to its prime customers and will only hold non-prime receivables temporarily for two business days.

From an earnings perspective, after the prime and non-prime portfolio of receivables were reclassified to held for sale and subsequently sold, Signet no longer earns finance or late charge income on those accounts and no longer incurs bad debt expense. Signet will continue to pay some minimal fees directly to Genesis for new account originations, while all other servicing costs are included in the discount on forward receivables sold to investment funds managed by CarVal and Castlelake. The discount on forward receivables will be partially offset by the elimination of the costs related to our former in-house credit operations.

In Fiscal 2018 there was a reduction in operating income of $21 million in the fourth quarter solely reflecting the impact of the initial credit outsourcing of prime receivables to ADS and servicing of non-prime receivables to Genesis. Our Fiscal 2019 non-GAAP guidance embeds an approximately $152 - $159 million incremental year-over-year reduction in operating income reflecting a combination of (1) an additional 8 months of impacts of the prime outsourcing; (2) 2 months of servicing costs on the non-prime portfolio receivables; and (3) 7 months of the impacts from the future discount rate associated with new credit sales that investment funds managed by CarVal Investors and Castlelake will purchase. For Fiscal 2020, we expect a zero to $5 million positive year-over-year impact on operating income. The 2020 estimate is based on a contractual step up in revenue share profit percentage associated with the prime outsourcing and an assumed discount rate for the CarVal and Castlelake arrangement, and could change if the discount rate were to reset higher or lower under certain review provisions in the agreement.

(in millions)	Fiscal 2018	Fiscal 2019E	Fiscal 2020E
Operating profit impact	$18	$(134)-$(141)	$(129)-$(141)
Operating profit impact year-over-year change	$(21)	$(152)-$(159)	$0-$5

Proceeds from sale of prime and non-prime receivables	$952	$445.5	—
Note: Proceeds are shown pre-transaction costs. Estimated operating profit impact is based on anticipated levels of credit sales and accounts receivable.

(in millions)	Fiscal Q1'19	Fiscal Q2'19	Fiscal Q3'19	Fiscal Q4'19
Operating profit impact year over year change	$(69)	$(39)	$(40)-$(45)	$(4)-$(6)
Note: Q3 and Q4 estimated operating profit impact is based on anticipated levels of credit sales and accounts receivable.

Condensed Consolidated Income Statements (Unaudited)

	13 weeks ended		26 weeks ended
(in millions, except per share amounts)	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Sales	$1,420.1	$1,399.6	$2,900.7	$2,803.0
Cost of sales	(929.9)	(941.7)	(1,925.7)	(1,853.9)
Restructuring charges - cost of sales	(63.2)	—	(63.2)	—
Gross margin	427.0	457.9	911.8	949.1
Selling, general and administrative expenses	(444.8)	(409.0)	(927.6)	(861.8)
Credit transaction, net	(23.9)	14.8	(167.0)	14.8
Restructuring charges	(19.6)	—	(26.1)	—
Goodwill and intangible impairments	—	—	(448.7)	—
Other operating income, net	3.2	71.9	25.3	148.8
Operating income (loss)	(58.1)	135.6	(632.3)	250.9
Interest expense, net	(9.4)	(13.5)	(18.3)	(26.1)
Other non-operating income	0.5	—	1.1	—
Income (loss) before income taxes	(67.0)	122.1	(649.5)	224.8
Income taxes	44.0	(28.7)	129.9	(52.9)
Net income (loss)	$(23.0)	$93.4	$(519.6)	$171.9
Dividends on redeemable convertible preferred shares	(8.2)	(8.2)	(16.4)	(16.4)
Net income (loss) attributable to common shareholders	$(31.2)	$85.2	$(536.0)	$155.5

Earnings (loss) per common share:
Basic	$(0.56)	$1.34	$(9.27)	$2.36
Diluted	$(0.56)	$1.33	$(9.27)	$2.36
Weighted average common shares outstanding:
Basic	56.1	63.8	57.8	65.9
Diluted	56.1	70.5	57.8	66.0

Dividends declared per common share	$0.37	$0.31	$0.74	$0.62

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except par value per share amount)	August 4, 2018	February 3, 2018	July 29, 2017
Assets
Current assets:
Cash and cash equivalents	$134.1	$225.1	$119.1
Accounts receivable, held for sale	4.6	—	1,055.6
Accounts receivable, net	6.5	692.5	664.5
Other receivables	83.4	87.2	91.2
Other current assets	155.9	158.2	128.5
Income taxes	119.2	2.6	1.8
Inventories	2,363.8	2,280.5	2,282.1
Total current assets	2,867.5	3,446.1	4,342.8
Non-current assets:
Property, plant and equipment, net of accumulated depreciation of $1,249.2, $1,197.6 and $1,131.4, respectively	820.1	877.9	836.6
Goodwill	509.0	821.7	519.9
Intangible assets, net	341.3	481.5	413.9
Other assets	169.6	171.2	165.1
Deferred tax assets	2.2	1.4	—
Retirement benefit asset	31.1	39.8	35.5
Total assets	$4,740.8	$5,839.6	$6,313.8
Liabilities and Shareholders’ equity
Current liabilities:
Loans and overdrafts	$111.4	$44.0	$939.4
Accounts payable	236.7	237.0	148.2
Accrued expenses and other current liabilities	440.4	448.0	426.6
Deferred revenue	276.3	288.6	262.3
Income taxes	—	19.6	33.5
Total current liabilities	1,064.8	1,037.2	1,810.0
Non-current liabilities:
Long-term debt	671.1	688.2	705.3
Other liabilities	236.1	239.6	247.1
Deferred revenue	663.3	668.9	658.8
Deferred tax liabilities	91.0	92.3	103.3
Total liabilities	2,726.3	2,726.2	3,524.5
Commitments and contingencies
Series A redeemable convertible preferred shares of $.01 par value: authorized 500 shares, 0.625 shares outstanding (February 3, 2018 and July 29, 2017: 0.625 shares outstanding)	614.4	613.6	612.7
Shareholders’ equity:
Common shares of $0.18 par value: authorized 500 shares, 51.9 shares outstanding (February 3, 2018: 60.5 outstanding; July 29, 2017: 60.3 outstanding)	15.7	15.7	15.7
Additional paid-in capital	287.6	290.2	282.2
Other reserves	0.4	0.4	0.4
Treasury shares at cost: 35.3 shares (February 3, 2018: 26.7 shares; July 29, 2017: 26.9 shares)	(2,418.0)	(1,942.1)	(1,949.7)
Retained earnings	3,820.7	4,396.2	4,110.3
Accumulated other comprehensive loss	(306.3)	(260.6)	(282.3)
Total shareholders’ equity	1,400.1	2,499.8	2,176.6
Total liabilities, redeemable convertible preferred shares and shareholders’ equity	$4,740.8	$5,839.6	$6,313.8

Condensed Consolidated Statements of Cash Flows (Unaudited)

	26 weeks ended
(in millions)	August 4, 2018	July 29, 2017
Cash flows from operating activities
Net (loss) income	$(519.6)	$171.9
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	93.7	98.4
Amortization of unfavorable leases and contracts	(4.1)	(8.6)
Pension benefit	(0.6)	—
Share-based compensation	8.2	6.7
Deferred taxation	(0.3)	2.6
Credit transaction, net	160.4	(20.7)
Goodwill and intangible impairments	448.7	—
Restructuring charges	77.4	—
Amortization of debt discount and issuance costs	1.0	1.1
Other non-cash movements	(3.3)	0.6
Changes in operating assets and liabilities:
Decrease in accounts receivable held for investment	40.4	159.1
Decrease in accounts receivable held for sale	18.2	—
Proceeds from sale of in-house finance receivables	445.5	—
Decrease in other assets and other receivables	9.8	15.6
(Increase) decrease in inventories	(170.9)	180.0
Increase (decrease) in accounts payable	3.6	(104.4)
Decrease in accrued expenses and other liabilities	(2.0)	(6.4)
Decrease in deferred revenue	(17.0)	(17.1)
Decrease in income taxes payable	(134.9)	(67.4)
Pension plan contributions	(1.6)	(1.6)
Net cash provided by operating activities	452.6	409.8
Investing activities
Purchase of property, plant and equipment	(56.1)	(105.7)
Proceeds from sale of assets	5.5	—
Purchase of available-for-sale securities	(0.6)	(1.3)
Proceeds from sale of available-for-sale securities	8.5	0.6
Net cash used in investing activities	(42.7)	(106.4)
Financing activities
Dividends paid on common shares	(40.6)	(39.0)
Dividends paid on redeemable convertible preferred shares	(15.6)	(19.1)
Repurchase of common shares	(485.0)	(460.0)
Repayments of term loans	(13.4)	(9.0)
Proceeds from securitization facility	—	1,242.9
Repayments of securitization facility	—	(1,242.9)
Proceeds from revolving credit facility	308.0	550.0
Repayments of revolving credit facility	(237.0)	(303.0)
Repayments of bank overdrafts	(8.1)	(3.1)
Other financing activities	(2.1)	(3.0)
Net cash used in financing activities	(493.8)	(286.2)
Cash and cash equivalents at beginning of period	225.1	98.7
(Decrease) increase in cash and cash equivalents	(83.9)	17.2
Effect of exchange rate changes on cash and cash equivalents	(7.1)	3.2
Cash and cash equivalents at end of period	$134.1	$119.1

Real Estate Portfolio:

Signet has a diversified real estate portfolio. On August 4, 2018, Signet had 3,493 stores totaling 4.9 million square feet of selling space. In the second quarter, store count decreased by 35 and square feet of selling space decreased 0.6%. Compared to year end Fiscal 2018, store count decreased by 63 and square feet of selling space decreased 1.6%.

Store count by banner	February 3, 2018	Openings	Closures	August 4, 2018
Kay	1,247	20	(22)	1,245
Zales	704	1	(16)	689
Peoples	129	1	(5)	125
Jared	274	—	(3)	271
Piercing Pagoda	598	—	(14)	584
Regional banners	100	—	(18)	82
North America segment	3,052	22	(78)	2,996
H.Samuel	301	—	(5)	296
Ernest Jones	203	1	(3)	201
International segment	504	1	(8)	497
Signet	3,556	23	(86)	3,493

CONTACT:
Signet Jewelers Limited
Investors:
Randi Abada, +1 330 668 3489
SVP Corporate Finance Strategy & Investor Relations
randi.abada@signetjewelers.com
or
Media:
David Bouffard, +1 330 668 5369
VP Corporate Affairs
david.bouffard@signetjewelers.com